Exhibit 4.11
DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES AND EXCHANGE ACT OF 1934
As of the date of our annual report on Form 10-K of which this Exhibit is a part, we have the following classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (1) our common stock, par value $0.01 per share and (2) our 6.500% Series I Redeemable Cumulative Preferred Stock, par value $0.01 per share.
DESCRIPTION OF COMMON STOCK
The following description of the terms of SL Green's common stock is only a summary. This description is subject to, and qualified in its entirety by reference to, SL Green's charter and bylaws, each as amended, each of which has previously been filed with the Securities and Exchange Commission (the "SEC"), and the Maryland General Corporation Law (the "MGCL"). The terms "we," "us" and "our" as such terms are used in the following description of common stock refer to SL Green Realty Corp. unless the context requires otherwise.
General
Our charter provides that we may issue up to 160,000,000 shares of common stock, $0.01 par value per share. Subject to the provisions of the charter regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of this stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. As of February 17, 2022, 64,770,730 shares of SL Green Realty Corp.'s common stock, par value $0.01 per share, were outstanding. Company to provide updated share info.
All issued and outstanding shares of common stock are validly issued, fully paid and non-assessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the charter regarding excess stock, holders of shares of common stock are entitled to receive dividends on this stock if, as and when authorized by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.
Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of the charter regarding excess stock, shares of common stock will have equal dividend, liquidation and other rights.
Listing
Our common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "SLG."
Certain Provisions of Our Charter and Bylaws
Our charter authorizes our board of directors to reclassify any unissued shares of common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.
Our board of directors currently consists of nine directors, which number may be increased or decreased pursuant to our bylaws but shall never be less than the minimum number required by the Maryland General Corporation Law (which is one). Our directors are elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.
Our charter also provides that, except for any directors who may be elected by holders of a class or series of capital stock other than our common stock, directors may be removed only for cause, as defined in our charter, and only by the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast generally for the election of directors. Vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors.

Our bylaws provide for the election of directors, in uncontested elections, by a majority of the votes cast. In contested elections, our bylaws provide for the election of directors by a plurality of the votes cast.
We have adopted a policy on majority voting in the election of directors in an uncontested election at a duly called meeting of stockholders. Pursuant to this policy, when a quorum is present, any nominee who fails to receive a majority of the votes cast for his or her election will, within ten business days following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider the resignation and, within 60 days following the date of the stockholders' meeting at which the election occurred, will make a recommendation to our board of directors concerning the acceptance or rejection of the resignation.
Under the policy, our board of directors will take formal action on the recommendation no later than 90 days following the date of the stockholders' meeting. In considering the recommendation, our board of directors will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and such additional factors, information and alternatives as the board of directors deems relevant. We will publicly disclose, in a Form 8-K filed with the SEC, the board of directors' decision within four business days after the decision is made. Our board of directors also will provide, if applicable, its reason or reasons for rejecting the tendered resignation.
Our bylaws permit any eligible stockholder or group of up to 20 stockholders who has owned continuously for at least three years (as determined in accordance with our bylaws) 3% or more of our outstanding common stock to include up to a specified number of director nominees in our proxy materials for an annual meeting of stockholders, provided that the stockholders and the nominees satisfy the requirements specified in our bylaws. The maximum number of stockholder nominees permitted under the proxy access provisions of our bylaws will not exceed the greater of (i) two or (ii) 20% of the number of directors in office as of the last day on which a notice of proxy access nomination may be timely received by us. If the 20% calculation does not result in a whole number, the maximum number of stockholder nominees is the closest whole number below 20%. The proxy access provisions of our bylaws require certain information and representations to be provided or made by nominating stockholders and contain certain other procedural provisions. In addition, our bylaws provide that all nominees for director must provide certain information, representations and agreements to us in order to be eligible for election or re-election as a director.
Our bylaws also permit our stockholders to alter or amend the bylaws or to adopt new bylaws. Specifically, Article XIV of the bylaws permits our stockholders to alter or amend the bylaws or to adopt new bylaws by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Our board of directors also has the ability to alter or amend the bylaws or to adopt new bylaws.
Restrictions on Ownership
For us to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, according to the definition in the Code, during the last half of a taxable year and our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To satisfy the above ownership requirements and other requirements for qualification as a REIT, our charter contains certain provisions restricting the ownership or acquisition of shares of our capital stock. These restrictions on ownership and acquisition of shares of our capital stock provide, among other things, that subject to certain exceptions, no stockholder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 9.0% of the lesser of the aggregate number or value of our outstanding shares of common stock.
These restrictions will not preclude settlement of transactions through the NYSE.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare Shareowner Services LLC.
Certain Anti-Takeover Provisions of Maryland Law
Business Combinations
Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or transfer of equity securities or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation or an affiliate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting stock of the corporation, in each case referred to as an interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.
Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. However, pursuant to the statute, our board of directors has by resolution opted out of these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of our company. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute. However, no assurances can be given that such resolution will not be modified, amended or revoked in the future or that the provisions of the MGCL relative to business combinations will not be reinstated or again become applicable to us.
Control Share Acquisitions
The MGCL provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights with respect to the control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror, directly or indirectly, to exercise or direct the exercise of, voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:
•a classified board;
•a two-thirds vote requirement for removing a director;
•a requirement that the number of directors be fixed only by vote of the directors;
•a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•a majority requirement for the calling of a special meeting of stockholders.
Our bylaws provide, and we have elected to be subject to the provision of Subtitle 8 that requires, that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we also vest in the board the exclusive power to fix the number of directorships. If we made an election to be subject to the provision of Subtitle 8 relating to a classified board, our board of directors would automatically be classified into three classes with staggered terms of office of three years each. In such instance, the classification and staggered terms of office of the directors would make it more difficult for a third party to gain control of the board of directors since at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of the board of directors.
Anti-Takeover Effect of Certain Provisions of Maryland Law
The business combination provisions, the control share acquisition provisions and Subtitle 8 of the MGCL, and certain other provisions of our charter and bylaws, could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of securities or otherwise be in their best interests.

DESCRIPTION OF SERIES I PREFERRED STOCK
The following is a summary of certain general terms of our preferred stock and certain provisions of the articles supplementary creating our Series I Preferred Stock. This description is subject to and qualified in its entirety by reference to SL Green's charter, which includes the articles supplementary relating to each series of preferred stock, and SL Green's bylaws, as amended, each of which has previously been filed with the SEC, and the MGCL. As used in this section, the terms "we," "us" or "our" refer to SL Green Realty Corp. and not any of its subsidiaries.
General
Our charter provides that we may issue up to 25,000,000 shares of preferred stock, $0.01 par value per share which may be classified and designated in one or more series by our board of directors. As of December 31, 2021, there were 9,200,000 shares of preferred stock outstanding, consisting of shares of 6.50% Series I Preferred Stock. Company to provide updated share amounts.
The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Our board of directors could establish another series of preferred stock that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.
Listing
The Series I Preferred Stock is listed on the NYSE under the symbol "SLG.PRI."
Maturity
The Series I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. Shares of the Series I Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series I Preferred Stock.
Ranking
The Series I Preferred Stock, with respect to rights to the payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up, ranks (a) senior to our common stock and all other classes or series of our capital stock issued in the future, the terms of which specifically provide that such class or series of capital stock ranks junior to the Series I Preferred Stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (b) on a parity with all other classes or series of our capital stock issued in the future, other than those referred to in clauses (a) and (c), the terms of which specifically provide that such classes or series of capital stock rank on a parity with the Series I Preferred Stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, and (c) junior to all other classes or series of our capital stock issued in the future, the terms of which specifically provide that such classes or series of capital stock rank senior to the Series I Preferred Stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up.
Dividends
Subject to the preferential rights of holders of any class or series of our capital stock ranking senior to the Series I Preferred Stock as to the payment of dividends, holders of Series I Preferred Stock are entitled to receive, when, if and as declared by our board of directors, out of funds legally available for the payment of quarterly cumulative preferential cash dividends, an amount per share equal to 6.50% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $1.625 per share), payable in equal amounts of $0.40625 per share quarterly. Dividends on the Series I Preferred Stock began to accrue and were fully cumulative starting from, and including, August 10, 2012 and are payable quarterly when, if and as authorized by our board of directors, in equal amounts in arrears on the fifteenth day of each January, April, July and October or, if not a business day, then the next succeeding business day (each, a "Dividend Payment Date"), and no interest or additional dividends or other sums will accrue on the amount so payable from the Dividend Payment Date to such next succeeding business day. Any dividend payable on the Series I Preferred Stock for any portion of a dividend period that ends prior to a Dividend Payment Date will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which is the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by our board of directors that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Each outstanding share of Series I Preferred Stock is entitled to receive a dividend with respect to any Dividend Record Rate equal to the dividend paid with respect to each other share of Series I Preferred Stock that is outstanding on such Dividend Record Date.
No dividend on the Series I Preferred Stock can be declared or paid or set apart for payment by our board of directors if such declaration, payment or setting apart for payment would violate any of our agreements or is restricted or prohibited by law.
In the event dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series I Preferred Stock and the shares of any other class or series of our capital stock ranking on a parity as to the payment of dividends with the Series I Preferred Stock, all dividends declared upon the Series I Preferred Stock and any other class or series of capital stock ranking on a parity as to the payment of dividends with the Series I Preferred Stock are declared pro rata so that the amount of dividends declared per share of Series I Preferred Stock and such other class or series of our capital stock will in all cases bear to each other the same ratio that accumulated dividends per share on the Series I Preferred Stock and such other class or series of capital stock (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such class or series of our capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on the Series I Preferred Stock which may be in arrears.
Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series I Preferred Stock and any other class or series of capital stock ranking on a parity as to the payment of dividends with the Series I Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods:
•no dividends will be declared or paid or set apart for payment and no other distribution of cash or other property will be declared or made (other than in shares of our common stock or other class or series of capital stock ranking on a parity with or junior to the Series I Preferred Stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up) on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, on a parity with or junior to the Series I Preferred Stock; and
•no common stock or any other class or series of capital stock ranking junior to or on a parity with the Series I Preferred Stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up will be redeemed, purchased or otherwise acquired for any consideration (or any money paid or made available for a sinking fund for the redemption of any such class or series of capital stock) by us (except by conversion into or exchange for any other class or series of our capital stock ranking on a parity with or junior to the Series I Preferred Stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up or by redemption, purchase or acquisition for the purpose of maintaining our qualification as a REIT).
Notwithstanding the foregoing, dividends on the Series I Preferred Stock accumulate whether or not the Company has earnings, whether or not there are funds legally available for the payment thereof, whether or not they are prohibited by the terms of the Company's or its subsidiaries' agreements and whether or not such dividends are declared. Accumulated but unpaid dividends on the Series I Preferred Stock do not bear interest and holders of the Series I Preferred Stock are not be entitled to any dividends in excess of full cumulative dividends as described above.
Holders of Series I Preferred Stock are not entitled to any dividend or other distribution, whether payable in cash, property or shares of any class or series of capital stock (including Series I Preferred Stock) in excess of the full cumulative dividends on the Series I Preferred Stock as described above. Any dividend payment made on the Series I Preferred Stock is first credited against the earliest accumulated but unpaid dividend due with respect to such shares which remain payable.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of the Series I Preferred Stock will be entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provisions for payment of all of our debts and other liabilities, liquidating distributions, in cash or property at its fair market value as determined by our board of directors, in the amount of a liquidation preference of $25.00 per share, plus an amount equal to any accumulated dividends (whether or not earned or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of common stock or any other class or series of our capital stock ranking junior to the Series I Preferred Stock as to the distribution of assets upon our liquidation, dissolution or winding up, but subject to the preferential rights of the holders of shares of any class or series of our capital stock ranking senior to the Series I Preferred Stock as to the distribution of assets upon our liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series I Preferred Stock will have no right or claim to any of our remaining assets. None of (i) our consolidation or merger with or into another entity, (ii) a merger of another entity with or into us, (iii) a statutory stock exchange by us or (iv) a sale, lease or conveyance of all or substantially all of our property or business will be considered a liquidation, dissolution or winding up. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our assets legally available for distribution to our stockholders are insufficient to make the full payment due to holders of the Series I Preferred Stock and the corresponding amounts payable on all outstanding shares of other classes or series of capital stock ranking on a parity with the Series I Preferred Stock as to the distribution of assets upon our liquidation, dissolution or winding up, then the holders of the Series I Preferred Stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accumulated and accrued dividends) to which they would otherwise be respectively entitled. The liquidation preference of the outstanding shares of Series I Preferred Stock will not be added to our liabilities for the purpose of determining whether under the MGCL a distribution may be made to our stockholders whose preferential rights upon our dissolution are junior to those of holders of the Series I Preferred Stock.
Redemption
The Series I Preferred Stock is not redeemable at any time at the option of the holders thereof. The Series I Preferred Stock will not be subject to sinking fund or mandatory redemption. Since August 10, 2017, we have had the option to redeem the Series I Preferred Stock at any time, in whole or from time to time in part, at a redemption price per share of Series I Preferred Stock in cash equal to $25.00, plus (except as provided below) all dividends accumulated and unpaid (whether or not earned or authorized) on the shares of Series I Preferred Stock to, but excluding, the date of such redemption, upon giving notice as provided below. Any date fixed for redemption pursuant to the foregoing provisions is referred to as a "Series I Preferred Stock Redemption Date."
In the event of any redemption, we will provide notice by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Series I Preferred Stock Redemption Date. We will deliver, not less than 30 nor more than 60 days prior to the Series I Preferred Stock Redemption Date, to each holder of record of Series I Preferred Stock to be redeemed at such holder's address as it appears on our stock transfer records, notifying such holder of our election to redeem such shares; provided that if we have reasonably concluded, based upon the advice of independent tax counsel experienced in such matters, that any redemption must be made on a date (the "Subject Date") which is earlier than 30 days after the date of such mailing in order to preserve our status as a REIT for federal income tax purposes or to comply with federal tax laws relating to our qualification as a REIT, then we may give such shorter notice as is necessary to effect such redemption on the Subject Date. In addition to any information required by law or by the applicable rules of any exchange upon which the Series I Preferred Stock may be listed or admitted to trading, the notice of redemption will state (i) the date fixed for redemption thereof, (ii) the cash redemption price, (iii) the number of shares to be redeemed (and, if fewer than all the shares of Series I Preferred Stock are to be redeemed, the number of shares to be redeemed from such holder), (iv) the place(s) where the certificates for the shares of Series I Preferred Stock, if any, are to be surrendered for payment of the redemption price in cash, and (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date.
If we redeem fewer than all of the outstanding shares of Series I Preferred Stock, the number of shares of Series I Preferred Stock to be redeemed will be determined by our board of directors and the shares to be redeemed will be selected by our board of directors pro rata or by lot or in such other equitable manner as determined by our board of directors. If such redemption is to be by lot and as a result of such redemption any holder of Series I Preferred Stock would become a holder of a number of shares of Series I Preferred Stock in excess of the Ownership Limit described herein because such holder's shares of Series I Preferred Stock were not redeemed, or were only redeemed in part, then, except in certain instances, we will redeem the requisite number of shares of Series I Preferred Stock from such holder such that he will not hold in excess of the Ownership Limit subsequent to such redemption. In addition, we may redeem shares of Series I Preferred Stock in certain circumstances relating to the maintenance of our ability to qualify as a REIT for federal income tax purposes.
On or after the Series I Preferred Stock Redemption Date, each holder of shares of Series I Preferred Stock to be redeemed must present and surrender the certificates, if any, representing his shares of Series I Preferred Stock to us at the place designated in the applicable notice of redemption and thereupon the cash redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing shares of Series I Preferred Stock as the owner thereof and each surrendered certificate will be canceled. If fewer than all the shares represented by any such certificate representing shares of Series I Preferred Stock are to be redeemed, a new certificate will be issued representing the unredeemed shares. If notice of redemption has been mailed or published in accordance with notice provisions described above and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of the Series I Preferred Stock so called for redemption, then from and after the Series I Preferred Stock Redemption Date (unless we default in payment of the redemption price), all dividends on the shares of Series I Preferred Stock called for redemption will cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends to the Series I Preferred Stock Redemption Date), will cease and terminate and such shares will not thereafter be transferred (except with our consent) on our books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At our election, prior to a Series I Preferred Stock Redemption Date, we may irrevocably deposit the redemption price (including accumulated and unpaid dividends) of the Series I Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series I Preferred Stock to be redeemed will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares, if any, at such place on or about the date fixed in such redemption notice (which may not be later than such Series I Preferred Stock Redemption Date) against payment of the redemption price (including all accumulated and unpaid dividends to such Series I Preferred Stock Redemption Date). Any interest or other earnings earned on the redemption price (including all accumulated and unpaid dividends) deposited with a bank or trust company will be paid to us. Any moneys so deposited which remain unclaimed by the holders of the shares of Series I Preferred Stock at the end of two years after the Series I Preferred Stock Redemption Date will be returned to us by such bank or trust company.
Notwithstanding the foregoing, unless full cumulative dividends on all shares of Series I Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series I Preferred Stock will be redeemed unless all outstanding shares of Series I Preferred Stock are simultaneously redeemed or exchanged; provided, however, that the foregoing will not prevent the purchase or acquisition of shares of Series I Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series I Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Series I Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any shares of Series I Preferred Stock or any shares of any other class or series of our capital stock ranking junior to or on a parity with the Series I Preferred Stock as to the payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up (except by conversion into or exchange for shares of any class or series of our capital stock ranking junior to the Series I Preferred Stock as to the payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up or by redemptions for the purposes of maintaining our qualification as a REIT).
Immediately prior to any redemption of shares of Series I Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends to but not including the Series I Preferred Stock Redemption Date, unless such Series I Preferred Stock Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, in which case each holder of Series I Preferred Stock at the close of business on such Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series I Preferred Stock for which a notice of redemption has been given.
Any shares of Series I Preferred Stock that we redeem will, after such redemption, have the status of authorized but unissued preferred stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by our board of directors.
Conversion
Shares of Series I Preferred Stock are not convertible into, or exchangeable for, any of our other property or securities.
Voting Rights
Holders of Series I Preferred Stock do not have any voting rights, except as described below. Whenever dividends on any shares of Series I Preferred Stock are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the number of directors then constituting the board will increase by two (if not already increased by reason of a similar arrearage with respect to any parity voting preferred stock) and the holders of Series I Preferred Stock (voting together as a single class with all other classes or series of our capital stock ranking on a parity with the Series I Preferred Stock as to the payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation dissolution or winding up upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors who will each be elected for a one-year term. Such election will be held at a special meeting of the stockholders or, in certain circumstances, at the next annual meeting of stockholders and at each subsequent annual meeting until all arrearages and the dividends on the Series I Preferred Stock and such other series of preferred stock upon which like voting rights have been conferred and are exercisable for the then current dividend period have been fully paid or have been declared and a sum sufficient for the full payment thereof has been set aside. Vacancies for directors elected by holders of Series I Preferred Stock and any other such series of preferred stock will be filled by the remaining director so elected then in office or, if there is no such remaining director, by vote of holders of a majority of the outstanding shares of Series I Preferred Stock, when they are entitled to the voting rights described above, and any other such series of preferred stock voting as a single class. A director elected by the holders of Series I Preferred Stock and any other such series of preferred stock may be removed with or without cause and only by vote of holders of a majority of the outstanding shares of Series I Preferred Stock, when they are entitled to the voting rights described above, and any other such series of preferred stock voting as a single class.
So long as any shares of Series I Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series I Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a single class with all other classes or series of our capital stock ranking on a parity with the Series I Preferred Stock as to the payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation dissolution or winding up upon which like voting rights have been conferred and are exercisable), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of our capital stock ranking senior to the Series I Preferred Stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any authorized shares of our capital stock into any such class or series of our capital stock, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such class or series of our capital stock; or (ii) amend, alter or repeal the provisions of our charter (including the articles supplementary relating to the Series I Preferred Stock), whether by merger or consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such Series I Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as shares of Series I Preferred Stock remain outstanding or are converted into like securities of the surviving or resulting entity, in each case with like preference, privilege or voting power and terms thereof materially unchanged, taking into account that upon the occurrence of an Event, we may not be the surviving entity and such surviving entity may be a non-corporate entity, the occurrence of any such Event will not be deemed to materially adversely affect such rights, preferences, privileges or voting powers of holders of Series I Preferred Stock; and provided further that (x) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or (y) the creation, issuance or increase in the amount of authorized shares of any other class or series of our capital stock, or (z) any increase in the amount of authorized shares of Series I Preferred Stock, in each case ranking on a parity with or junior to the Series I Preferred Stock with respect to payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. Notwithstanding the foregoing, holders of any parity preferred stock are not entitled to vote together as a class with the holders of Series I Preferred Stock on any amendment, alteration or repeal of our charter if holders of Series I Preferred Stock are affected unequally by such amendment.
Holders of shares of Series I Preferred Stock are not entitled to vote with respect to any increase in total number of authorized shares of our common stock or preferred stock, any increase in the amount of the authorized Series I Preferred Stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of Series I Preferred Stock or any other class or series of capital stock, in each case ranking on a parity with or junior to the Series I Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.
In addition, the holders of such Series I Preferred Stock do not have any voting rights with respect to, and the consent of the holders of Series I Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series I Preferred Stock, except as set forth in part (ii) of the second preceding paragraph. Except as expressly set forth in the articles supplementary relating to the Series I Preferred Stock, the Series I Preferred Stock does not have any relative, participatory, optional or other special voting rights and powers.
The foregoing voting provisions do not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Series I Preferred Stock have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

In any matter in which the Series I Preferred Stock may vote (as expressly provided in the articles supplementary relating to the Series I Preferred Stock), each share of the Series I Preferred Stock is entitled to one vote, except that when any other class or series of our preferred stock has the right to vote with the Series I Preferred Stock as a single class on any matter, the Series I Preferred Stock and such other class or series will have with respect to such matters one vote per each $25.00 of stated liquidation preference.
Information Rights
During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series I Preferred Stock is outstanding, we will (a) transmit by mail or other permissible means under the Exchange Act to all holders of Series I Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of reports that are substantially similar to the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (b) within 15 days following written request, supply copies of such reports to any prospective holder of the Series I Preferred Stock. We will mail (or otherwise provide) the reports to the holders of Series I Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act, based on the dates on which we would be required to file such periodic reports if we were a "non-accelerated filer" within the meaning of the Exchange Act.
Restrictions on Ownership and Transfer
For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, according to the definition in the Code, during the last half of a taxable year and our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To satisfy the above ownership requirements and other requirements for qualification as a REIT, our charter contains certain provisions restricting the ownership or acquisition of shares of our capital stock. In addition, further restrictions were adopted prior to the issuance of the Series I Preferred Stock. The articles supplementary classifying the Series I Preferred Stock provide that no holder of Series I Preferred Stock may own, or be deemed to own by virtue of the attribution provisions of the Code, nor may any person or entity acquire shares of our Series I Preferred Stock such that he or it would own in excess of 20% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Series I Preferred Stock.
These restrictions will not preclude settlement of transactions through the NYSE.
Transfer Agent and Registrar
The transfer agent and registrar for the preferred stock is Computershare Shareowner Services LLC.